This announcement is neither an offer to purchase nor a solicitation of an offer to sell shares. The offer is made solely by the Offer to Purchase and the related Letter of Transmittal which are being mailed to shareowners of PP&L Resources, Inc. on or about August 14, 1998. While the offer is being made to all shareowners of the company, tenders will not be accepted from or on behalf of the shareowners in any jurisdiction in which the acceptance thereof would not be in compliance with the laws of such jurisdiction. In those jurisdictions whose laws require the offer to be made by a licensed broker or dealer, the offer shall be deemed to be made on behalf of the company by Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch") or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

                      Notice of Offer to Purchase for Cash

                                       by

                              PP&L Resources, Inc.

                  up to 17,000,000 shares of its Common Stock

                      at a Purchase Price Not in Excess of

                     $27.00 Nor Less than $24.50 Per Share

      PP&L Resources, Inc., a Pennsylvania corporation (the "Company"), invites its shareowners to tender up to 17,000,000 shares (or such lesser number of Shares as are properly tendered) of its Common Stock (the "Shares") to the Company at a price not in excess of $27.00 nor less than $24.50 per Share in cash, as specified by shareowners tendering their Shares upon the terms and subject to the conditions set forth in the Offer to Purchase dated August 14, 1998 and in the related Letter of Transmittal (which together constitute the "Offer").

--------------------------------------------------------------------------------
THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON FRIDAY, SEPTEMBER 11, 1998, UNLESS THE OFFER IS EXTENDED.
--------------------------------------------------------------------------------

      The Offer is not conditioned on any minimum number of Shares being tendered. The Offer, however, is subject to certain other conditions set forth in the Offer to Purchase.

      THE BOARD OF DIRECTORS OF THE COMPANY HAS AUTHORIZED THE OFFER. HOWEVER, NEITHER THE COMPANY NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO SHAREOWNERS AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING THEIR SHARES OR AS TO THE PURCHASE PRICE OF ANY TENDER. EACH SHAREOWNER MUST MAKE THEIR OWN DECISION WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES AND AT WHAT PRICE OR PRICES SHARES SHOULD BE TENDERED. THE COMPANY HAS BEEN ADVISED THAT NONE OF ITS DIRECTORS OR EXECUTIVE OFFICERS INTENDS TO TENDER ANY SHARES PURSUANT TO THE OFFER.

      As promptly as practicable following the Expiration Date (as defined below), the Company will purchase up to 17,000,000 Shares or such lesser number of Shares as are properly tendered (and not withdrawn in accordance with Section 4 of the Offer to Purchase) prior to the Expiration Date at a price (determined in the manner set forth below) not in excess of $27.00 nor less than $24.50 per Share net to the seller in cash. The term "Expiration Date" means 12:00 Midnight, New York City time, on Friday, September 11, 1998, unless and until the Company, in its sole discretion, shall have extended the time and date during which the Offer will remain open, in which event the term "Expiration Date" shall refer to the latest time and date at which the Offer, as so extended by the Company, shall expire.

      The Company will select the lowest purchase price (the "Purchase Price") that will allow it to purchase up to 17,000,000 Shares (or such lesser number of Shares as are properly tendered and not withdrawn) at a price not in excess of $27.00 nor less than $24.50 per Share. All Shares properly tendered at prices at or below the Purchase Price and not withdrawn will be purchased at the Purchase Price, upon the terms and subject to the conditions of the Offer, including the proration and odd lot provisions. For purposes of the Offer, the Company will be deemed to have accepted for payment (and thereby purchased) Shares properly tendered at or below the Purchase Price and not withdrawn (subject only to proration and odd lot provisions of the Offer) only when, as and if the Company gives oral or written notice to the Depositary of its acceptance of such Shares for payment pursuant to the Offer. Payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of certificates for such shares (or a timely confirmation of a book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company ("DTC")), a properly completed and duly executed Letter of Transmittal and any other documents required by the Letter of Transmittal.

      The Offer is being made concurrently with (i) the settlement of the Company's restructuring proceedings before the Pennsylvania Utility Commission,
(ii) a related charge against the Company's second quarter earnings of $948 million and (iii) a reduction in the quarterly dividend on the Shares to $.25 from $.4175. The Offer and the expected reduction in the Company's capitalization, together with the dividend reduction, are elements of a financial strategy which is intended to position the Company for the new competitive environment in the electric utility industry.

      Upon the terms and subject to the conditions of the Offer, if more than 17,000,000 Shares have been properly tendered at prices at or below the Purchase Price and not withdrawn prior to the Expiration Date, the Company will accept for purchase properly tendered Shares in the following order of priority: (a) first, all Shares properly tendered and not withdrawn prior to the Expiration Date by any Odd Lot Owner (as defined in the Offer to Purchase) who: (1) tenders all Shares beneficially owned by such Odd Lot Owner at a price at or below the Purchase Price (tenders of less than all Shares will not qualify for this preference); and (2) completes the item captioned "Odd Lots" on the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery; and (b) second, after purchase of all of the foregoing Shares, all other Shares tendered properly at prices at or below the Purchase Price and not withdrawn prior to the Expiration Date, on a pro rata basis (with adjustments to avoid purchases of fractional Shares) as described below. The Company also reserves the right, but will not be obligated, to purchase all Shares duly tendered by any shareowner who tendered all Shares owned, beneficially or of record, at or below the Purchase Price and who, as a result of proration, would then own, beneficially or of record, an aggregate of fewer than 100 Shares. If the Company exercises this right, it will increase the number of Shares that it is offering to purchase by the number of Shares purchased through the exercise of the right.

      The Company expressly reserves the right, in its sole discretion, at any time and from time to time, to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and payment for, any Shares by giving oral or written notice of such extension to Norwest Bank Minnesota, N.A. (the "Depositary") and making a public announcement thereof.

      Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment by the Company pursuant to the Offer, may also be withdrawn at any time after 12:00 Midnight, New York City time, on Friday, October 9, 1998. See Section 4 of the Offer to Purchase.

      The Offer to Purchase and the Letter of Transmittal contain important information which should be read carefully before any tenders are made. The information required to be disclosed by Rule 13e-4(d)(1) under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated herein by reference. The Offer to Purchase and the related Letter of Transmittal are being mailed to record owners of Shares and are being furnished to brokers, banks and similar persons whose names, or the names of whose nominees, appear on the Company's shareowner list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

      Additional copies of the Offer to Purchase and the Letter of Transmittal may be obtained from the Information Agent or the Dealer Manager and will be furnished promptly at the Company's expense.

                    The Information Agent for the Offer is:

                       [LOGO OF INNISFREE APPEARS HERE]

                               501 Madison Avenue
                            New York, New York 10022
                         Call Toll Free: (888) 750-5835
             Banks and Brokerage Firms, Please Call: (212) 750-5833
                      The Dealer Manager for the Offer is:
                              Merrill Lynch & Co.
                             World Financial Center
                                  North Tower
                            New York, New York 10281
                         (212) 449-8971 (call collect)

August 14, 1998